Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS FIRST QUARTER 2013 RESULTS

•	Net sales decreased 2 percent to $11.1 billion

•	Net earnings increased 14 percent to $761 million

•	Earnings per diluted share increased 15 percent to $2.33

•	Generated cash from operations of $2.1 billion

•	Repurchased 5.1 million shares for $0.5 billion

•	Revised 2013 sales outlook

BETHESDA, Md., April 23, 2013 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2013 net sales of $11.1 billion compared to $11.3 billion in the first quarter of 2012. Net earnings in the first quarter of 2013 were $761 million, or $2.33 per diluted share, compared to $668 million, or $2.03 per diluted share, in the first quarter of 2012. Cash from operations in the first quarter of 2013 was $2.1 billion compared to cash from operations of $458 million in the first quarter of 2012.

First quarter 2013 net earnings included a non-cash FAS/CAS pension adjustment of $121 million, which reduced net earnings by $75 million, or $0.23 per diluted share and a special charge of $30 million related to workforce reductions at the Corporation’s Information Systems & Global Solutions (IS&GS) business segment, which reduced net earnings by $19 million, or $0.06 per diluted share. These items were partially offset by a reduction of income tax expense related to the retroactive reinstatement of the U.S. research and development (R&D) tax credit, which increased first quarter 2013 net earnings by $46 million, or $0.14 per diluted share. First quarter 2012 net earnings included a non-cash FAS/CAS pension adjustment of $207 million, which reduced net earnings by $128 million, or $0.39 per diluted share.

“Our team delivered strong results this quarter by focusing on program execution and delivering on our commitments to customers,” said Lockheed Martin Chief Executive Officer and President Marillyn Hewson.  “While the impact of sequestration on our business has been limited to date, we continue to work closely with our customers to better understand the future impact sequestration may have on our programs.  Despite the challenging budget environment, we will continue to innovate and deliver value to our customers and shareholders.”

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP):

(in millions, except per share data)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales	$11,070	$11,293

Business segment operating profit	$1,343	$1,340
Unallocated expenses, net[1]	(194)	(296)
Special item – severance charges[2]	(30)	―
Consolidated operating profit	$1,119	$1,044

Net earnings	$761	$668

Diluted earnings per share	$2.33	$2.03

Cash from operations[3]	$2,085	$458

[1]  Unallocated expenses, net includes the non-cash FAS/CAS pension adjustment, which represents the difference between pension expense calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[2]  Severance charges for the first quarter of 2013 consist of amounts associated with the planned elimination of certain positions at the Corporation’s IS&GS business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

[3] The Corporation did not make contributions to its pension trust during the first quarter of 2013, but made contributions of $505 million during the first quarter of 2012. The Corporation received net tax refunds of approximately $540 million during the first quarter of 2013 compared to making net tax payments of $150 million during the first quarter of 2012.

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2013 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, or special items until such transactions have been consummated or enacted. Refer to the “Forward-Looking Statements” section contained in this press release.

In January, the Corporation provided an outlook for 2013 premised on the following assumptions: 1) that the U.S. Government would continue to support and fund the Corporation's programs consistent with the continuing resolution funding measure through March 2013; 2) that Congress would approve defense budget legislation for government fiscal year 2013 at a level consistent with the President’s proposed defense budget for the second half of the U.S. Government’s fiscal year (GFY) 2013; and 3) that sequestration as required under the Budget Control Act of 2011 would not go into effect. Subsequently, and consistent with the assumptions used in the Corporation’s January outlook, the GFY 2013 defense appropriation has been enacted under the Consolidated and Further Continuing Appropriations Act of 2013. However, sequestration has now gone into effect.

While sequestration is currently in effect, the Corporation’s customers have not yet informed it of specific decisions taken in response to sequestration except in some very limited circumstances. Accordingly, the Corporation’s high level estimate of the potential 2013 impact of sequestration included in its current outlook contains several significant assumptions, including but not limited to: 1) the Corporation’s estimate of the expected sequestration impacts to both Department of Defense (DoD) and non-DoD budgets for the remainder of calendar year 2013 results in a reduction in net sales from new U.S. government orders received in 2013; 2) sequestration reductions will be achieved through delaying and deferring new program starts, versus modifying or restructuring existing programs that have contractually obligated schedule and delivery requirements; and 3) potential collateral effects of sequestration are not included in the estimate such as significant rescheduling or termination activity with the Corporation’s supplier base, contractual actions (including partial or complete terminations), severance payments made to the Corporation’s employees, facilities closure expenses, and impairment of assets (including goodwill) to align the Corporation’s cost structure to a lower sales base. The potential sequestration estimate, subject to the uncertainties and assumptions described above, would reduce 2013 net sales by approximately $825 million. Projected net sales from 2012 backlog and orders anticipated in 2013 from non-U.S.

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Government customers have not been adjusted, consistent with the assumptions above. After considering the potential sequestration estimate along with its first quarter 2013 results, the Corporation has revised the 2013 outlook to indicate that the Corporation expects its net sales to be near the low end of the range provided in January, while the other outlook ranges remain unchanged.

(in millions, except per share data)	January Outlook	Current Outlook[2]

Net sales	$44,500 - $46,000	Low-end of range

Business segment operating profit	$5,175 - $5,325	No change
Unallocated expenses, net[1]	~ (825)	No change
Consolidated operating profit	$4,350 - $4,500	No change

Diluted earnings per share	$8.80 - $9.10	No change

Cash from operations[1]	≥ $4,000	No change

[1]  Unallocated expenses, net includes a non-cash FAS/CAS pension adjustment of ($485) million, which was calculated using a 4.0 percent discount rate, an expected long-term rate of return on plan assets of 8.0 percent, and anticipated cash contributions of approximately $1.5 billion in 2013. The Corporation also anticipates recovering about $1.5 billion as CAS costs in 2013.

[2]  The potential sequestration estimate, subject to the uncertainties and assumptions described above, would reduce 2013 net sales by approximately $825 million. After considering the potential sequestration estimate along with its first quarter 2013 results, the Corporation has revised the 2013 outlook to indicate that the Corporation expects its net sales to be near the low end of the range provided in January, while the other outlook ranges remain unchanged.

Cash Deployment Activities

The Corporation deployed cash in the first quarter of 2013 by:

•	repurchasing 5.1 million shares for $461 million, compared to 2.7 million shares for $242 million in the first quarter of 2012;
•	paying cash dividends of $371 million, compared to $327 million in the first quarter of 2012; and
•	making capital expenditures of $106 million, compared to $131 million in the first quarter of 2012.

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Segment Results

The Corporation operates in five business segments: Aeronautics; IS&GS; Missiles and Fire Control (MFC); Mission Systems and Training (MST); and Space Systems.

Operating profit for the business segments includes the Corporation’s share of earnings or losses from equity method investees because the operating activities of the equity method investees are closely aligned with the operations of those business segments. The Corporation’s equity investments primarily consist of United Launch Alliance (ULA) and a joint venture that manages the U.K. Atomic Weapons Establishment (AWE), both of which are part of the Space Systems business segment.

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s sales, segment operating profit, and segment operating margins may be impacted by changes in estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the estimated profit booking rates, typically referred to as risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the estimated profit booking rate. Increases or decreases in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and segment operating margins may also be impacted, favorably or unfavorably, by other matters such as the resolution of contractual matters, reserves for disputes, asset impairments, and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

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The following table presents summary operating results of the five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales
Aeronautics	$3,186	$3,706
Information Systems & Global Solutions	2,106	2,090
Missiles and Fire Control	1,988	1,766
Mission Systems and Training	1,830	1,838
Space Systems	1,960	1,893
Net sales	$11,070	$11,293

Operating profit
Aeronautics	$379	$385
Information Systems & Global Solutions	189	188
Missiles and Fire Control	344	371
Mission Systems and Training	201	157
Space Systems	230	239
Business segment operating profit	1,343	1,340
Unallocated expenses, net	(194)	(296)
Special item – severance charges	(30)	―
Consolidated operating profit	$1,119	$1,044

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 35 percent of total segment operating profit in the first quarter of 2013 compared to 36 percent in the first quarter of 2012.

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Aeronautics

(in millions)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales	$3,186	$3,706
Operating profit	$379	$385
Operating margins	11.9%	10.4%

Aeronautics’ net sales for the first quarter of 2013 decreased $520 million, or 14 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $230 million from F-16 programs due to fewer aircraft deliveries (three F-16 aircraft delivered in the first quarter of 2013, compared to 13 during the same 2012 period); about $175 million from C-130 programs as a result of fewer aircraft deliveries (six C-130J aircraft delivered in the first quarter of 2013, compared to 10 during the same 2012 period) partially offset by higher volume on support activities; and approximately $90 million from C-5 programs due to fewer aircraft deliveries (no C-5M aircraft delivered in the first quarter of 2013, compared to one during the same 2012 period). Net sales from the F-35 and F-22 programs were both up slightly as compared to the same period in 2012.

Aeronautics’ operating profit for the first quarter of 2013 was comparable to the same period in 2012. Operating profit decreased by approximately $25 million from C-5 programs, primarily due to lower risk retirements and fewer aircraft deliveries; and about $10 million from C-130 programs, primarily as a result of fewer aircraft deliveries, partially offset by higher volume on support activities. These decreases were substantially offset by higher operating profit of approximately $15 million from F-35 low-rate initial production contracts due to higher risk retirements; and about $15 million from F-22 programs due to higher risk retirements. Operating profit from F-16 programs was comparable as decreased volume was largely offset by higher risk retirements and the resolution of a contractual matter during the first quarter of 2013. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $45 million higher for the first quarter of 2013 compared to the same period in 2012.

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Information Systems & Global Solutions

(in millions)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales	$2,106	$2,090
Operating profit	$189	$188
Operating margins	9.0%	9.0%

IS&GS’ net sales for the first quarter of 2013 increased $16 million, or 1 percent, compared to the same period in 2012. The increase was attributable to higher net sales of approximately $110 million from the Defense Information Systems Agency – Global Information Grid Services Management-Operations contract and National Science Foundation Antarctic Support Contract, which began in the first quarter of 2013 and late in the first quarter of 2012, respectively. Partially offsetting these increases were lower net sales of approximately $65 million due to decreased volume on certain programs (primarily Next Generation Identification and Centers for Medicare & Medicaid Services Consolidated IT Infrastructure Contract); and about $30 million due to the completion of the Outsourcing Desktop Initiative for NASA and Transportation Worker Identification Credential programs in the first quarter and third quarter of 2012, respectively.

IS&GS’ operating profit for the first quarter of 2013 was comparable to the same period in 2012 primarily due to the activity described above. Adjustments not related to volume, including net profit booking rate adjustments, for the first quarter of 2013 were comparable to the same period in 2012.

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Missiles and Fire Control

(in millions)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales	$1,988	$1,766
Operating profit	$344	$371
Operating margins	17.3%	21.0%

MFC’s net sales for the first quarter of 2013 increased $222 million, or 13 percent, compared to the same period in 2012. The increase was primarily attributable to higher net sales as a result of increased volume of approximately $170 million from tactical missile programs (primarily Joint Air-to-Surface Standoff Missile (JASSM) and Multiple Launch Rocket Systems), and about $55 million from fire control systems programs (primarily Sniper®; LANTIRN®; and Special Operations Forces Contractor Logistics Support Services).

MFC’s operating profit for the first quarter of 2013 decreased $27 million, or 7 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of approximately $15 million for air and missile defense programs (primarily Patriot Advanced Capability-3) due to lower risk retirements. Operating profit from tactical missile programs (primarily Hellfire and JASSM) and fire control systems programs (primarily Sniper®; LANTIRN®; and Apache) was comparable to the same period in 2012 as net higher volume was largely offset by net lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $60 million lower for the first quarter of 2013 compared to the same period in 2012.

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Mission Systems and Training

(in millions)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales	$1,830	$1,838
Operating profit	$201	$157
Operating margins	11.0%	8.5%

MST’s net sales for the first quarter of 2013 were comparable to the same period in 2012. Net sales decreased by approximately $115 million from the Persistent Threat Detection System program as final surveillance system deliveries occurred in the second quarter of 2012; and about $80 million from integrated warfare systems and sensors programs due to lower volume (primarily BLQ-10; Aegis; and DDG-1000). The decreases were substantially offset by higher volume which increased net sales by approximately $85 million on various undersea systems programs; about $45 million for the Littoral Combat Ship program; and approximately $65 million for numerous smaller programs.

MST’s operating profit for the first quarter of 2013 increased $44 million, or 28 percent, compared to the same period in 2012. The increase was attributable to higher operating profit of approximately $25 million due to increased risk retirements (primarily Medium Extended Air Defense System and the TPQ-53 Radar System), partially offset by lower volume on other integrated warfare systems and sensors programs; approximately $10 million from undersea systems programs primarily due to lower reserves recorded on certain programs in the first quarter of 2013 as compared to the same period in 2012; and about $10 million from ship and aviation system programs due to increased risk retirements (primarily MH-60). Reserves of approximately $20 million recorded in the first quarter of 2013 related to a supply chain management contract were offset by other individual adjustments that were not significant. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $35 million higher for the first quarter of 2013 compared to the same period in 2012.

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Space Systems

(in millions)	Quarters Ended
	March 31, 2013	March 25, 2012
Net sales	$1,960	$1,893
Operating profit	$230	$239
Operating margins	11.7%	12.6%

Space Systems’ net sales for the first quarter of 2013 increased $67 million, or 4 percent, compared to the same period in 2012. The increase was attributable to higher net sales of approximately $55 million due to the timing of activities on strategic and defensive missile programs (primarily Fleet Ballistic Missile (FBM)); and about $50 million as a result of increased volume on government satellite programs (primarily Global Positioning System and Advanced Extremely High Frequency). Partially offsetting these increases were lower net sales of approximately $40 million from the Orion Multi-Purpose Crew Vehicle program due to lower volume.

Space Systems’ operating profit for the first quarter of 2013 decreased $9 million, or 4 percent, compared to the same period in 2012. The decrease was attributable to lower operating profit of approximately $40 million from government satellite programs due to lower risk retirements. Partially offsetting the decrease was higher operating profit of approximately $15 million on strategic and defensive missile programs (primarily FBM) due to the timing of activities and risk retirements; and about $15 million from higher equity earnings primarily at ULA due to increased launch activities. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $35 million lower for the first quarter of 2013 compared to the same period in 2012.

Total equity earnings recognized by Space Systems (primarily ULA and AWE) represented approximately $65 million, or 28 percent, of this business segment’s operating profit in the first quarter of 2013 compared to about $50 million, or 21 percent, in the first quarter of 2012.

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Income Taxes

The Corporation’s effective income tax rates were 25.8 percent for the first quarter of 2013 and 29.8 percent for the first quarter of 2012. The rates for both periods benefited from tax deductions for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature and tax deductions for U.S. manufacturing activities.

The effective tax rate for the first quarter of 2013 also benefited from the impact of the R&D tax credit. On Jan. 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012, which retroactively reinstated the R&D tax credit for two years, from Jan. 1, 2012 through Dec. 31, 2013. During the first quarter of 2013, the Corporation recognized tax benefits of $46 million ($0.14 per diluted share) related to the R&D tax credit. As the effects of tax law changes are recognized in the period in which new legislation is enacted, $37 million was attributable to 2012 with the remainder attributable to the first quarter of 2013.

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About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 118,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products, and services. The Corporation’s net sales for 2012 were $47.2 billion.

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NEWS MEDIA CONTACT:	Jennifer Allen, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on April 23, 2013. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This press release contains statements which, to the extent that they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions.  The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “forecast,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost, or other factors;
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions, affordability initiatives, the potential for deferral or termination of awards, the implementation of automatic sequestration under the Budget Control Act of

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2011 or Congressional actions intended to replace sequestration, or U.S. Government operations under a continuing resolution);

•	quantity revisions to the F-35 program;
•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical, and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems, cyber security, other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, joint venture partners, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards (including costs associated with sequestration or other budgetary cuts to replace sequestration, such as severance payments made to employees and facility closure expenses), export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, joint ventures, teaming arrangements, or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts), and U.S. Government identification of deficiencies in the Corporation’s business systems;
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel and suppliers (including the potential for disruption associated with sequestration and related employee severance or supplier termination costs) and to provide for the orderly transition of management as the Corporation reduces the size of its workforce; and

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•	economic, business, and political conditions domestically and internationally and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2012. This may be accessed through the investor relations page of the Corporation’s website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, the forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this press release speak only as of the date of its filing. The Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this press release to reflect subsequent events that have occurred, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings 1

(unaudited; in millions, except per share data)

	Quarters Ended
	March 31, 2013	March 25, 2012

Net sales	$11,070	$11,293
Cost of sales	(10,029)	(10,284)
Gross profit	1,041	1,009
Other income, net	78	35
Operating profit	1,119	1,044
Interest expense	(92)	(96)
Other non-operating (expense) income, net	(2)	3
Earnings before income taxes	1,025	951
Income tax expense	(264)	(283)
Net earnings	$761	$668
Effective tax rate	25.8%	29.8%

Earnings per common share
Basic	$2.37	$2.06
Diluted	$2.33	$2.03

Weighted average shares outstanding
Basic	321.7	324.1
Diluted	326.3	328.6

Common shares reported in stockholders' equity at end of period	318	322

[1]

The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 31 for the first quarter of 2013 and March 25 for the first quarter of 2012. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended
	March 31, 2013	March 25, 2012	% Change
Net sales
Aeronautics	$3,186	$3,706	(14)%
Information Systems & Global Solutions	2,106	2,090	1%
Missiles and Fire Control	1,988	1,766	13%
Mission Systems and Training	1,830	1,838	-%
Space Systems	1,960	1,893	4%
Total net sales	$11,070	$11,293	(2)%

Operating profit
Aeronautics	$379	$385	(2)%
Information Systems & Global Solutions	189	188	1%
Missiles and Fire Control	344	371	(7)%
Mission Systems and Training	201	157	28%
Space Systems	230	239	(4)%
Total business segment operating profit	1,343	1,340	-%
Unallocated expenses, net
Non-cash FAS/CAS pension adjustment
FAS pension expense	(487)	(485)
Less: CAS expense	366	278
Non-cash FAS/CAS pension adjustment	(121)	(207)
Special item - severance charges[1]	(30)	-
Stock-based compensation	(53)	(41)
Other, net	(20)	(48)
Total unallocated expenses, net	(224)	(296)	(24)%
Total consolidated operating profit	$1,119	$1,044	7%

Operating margins
Aeronautics	11.9%	10.4%
Information Systems & Global Solutions	9.0%	9.0%
Missiles and Fire Control	17.3%	21.0%
Mission Systems and Training	11.0%	8.5%
Space Systems	11.7%	12.6%
Total business segment operating margins	12.1%	11.9%

Total consolidated operating margins	10.1%	9.2%

[1]	Severance charges for the first quarter of 2013 consist of amounts associated with the planned elimination of certain positions at the Corporation's Information Systems & Global Solutions business segment. Severance charges for initiatives that are not significant are included in business segment operating profit.

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	March 31, 2013	Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$3,065	$1,898
Receivables, net	6,968	6,563
Inventories, net	2,895	2,937
Deferred income taxes	1,261	1,269
Other current assets	683	1,188
Total current assets	14,872	13,855

Property, plant, and equipment, net	4,617	4,675
Goodwill	10,356	10,370
Deferred income taxes	4,750	4,809
Other noncurrent assets	4,985	4,948
Total assets	$39,580	$38,657

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,123	$2,038
Customer advances and amounts in excess of costs incurred	6,406	6,503
Salaries, benefits, and payroll taxes	1,710	1,649
Current portion of long-term debt	150	150
Other current liabilities	2,236	1,815
Total current liabilities	12,625	12,155

Accrued pension liabilities	15,397	15,278
Other postretirement benefit liabilities	1,220	1,220
Long-term debt, net	6,154	6,158
Other noncurrent liabilities	3,880	3,807
Total liabilities	39,276	38,618

Stockholders' equity
Common stock, $1 par value per share	318	321
Additional paid-in capital	-	-
Retained earnings	13,268	13,211
Accumulated other comprehensive loss	(13,282)	(13,493)
Total stockholders' equity	304	39
Total liabilities and stockholders' equity	$39,580	$38,657

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Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Quarters Ended
	March 31, 2013	March 25, 2012

Operating activities
Net earnings	$761	$668
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	232	231
Stock-based compensation	53	41
Special item - severance charges	30	-
Changes in operating assets and liabilities:
Receivables, net	(384)	(654)
Inventories, net	43	104
Accounts payable	83	116
Customer advances and amounts in excess of costs incurred	(98)	(251)
Postretirement benefit plans	493	(8)
Income taxes	862	111
Other, net	10	100
Net cash provided by operating activities[1]	2,085	458

Investing activities
Capital expenditures	(106)	(131)
Other, net	(50)	(18)
Net cash used for investing activities	(156)	(149)

Financing activities
Repurchases of common stock[2]	(461)	(242)
Proceeds from stock option exercises	55	159
Dividends paid	(371)	(327)
Other, net	15	37
Net cash used for financing activities	(762)	(373)

Net change in cash and cash equivalents	1,167	(64)
Cash and cash equivalents at beginning of period	1,898	3,582
Cash and cash equivalents at end of period	$3,065	$3,518

[1]	The Corporation did not make contributions to its pension trust during the first quarter of 2013, but made contributions of $505 million during the first quarter of 2012. The Corporation received net tax refunds of approximately $540 million during the first quarter of 2013 compared to making net tax payments of $150 million during the first quarter of 2012.

[2]	During the first quarter of 2013, the Corporation paid $461 million to repurchase 5.1 million shares of its common stock. The Corporation reduced stockholders' equity by $477 million, which represents the 5.3 million shares of common stock repurchases the Corporation committed to during the first quarter of 2013, a portion of which will settle in cash in the second quarter of 2013.

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Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2012	$321	$-	$13,211	$(13,493)	$39

Net earnings	-	-	761	-	761

Other comprehensive income, net of tax [1]	-	-	-	211	211

Repurchases of common stock [2]	(5)	(139)	(333)	-	(477)

Dividends declared [3]	-	-	(371)	-	(371)

Stock-based awards and ESOP activity	2	139	-	-	141

Balance at March 31, 2013	$318	$-	$13,268	$(13,282)	$304

[1]	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans of $254 million.

[2]	The Corporation reduced stockholders’ equity by $477 million, which represents the 5.3 million shares of common stock repurchases the Corporation committed to during the first quarter of 2013, a portion of which will settle in cash in the second quarter of 2013. As of March 31, 2013, the Corporation had repurchased a total of 59.6 million shares of its common stock under a share repurchase program approved by the Corporation's Board of Directors for $4.7 billion, and had remaining authorization of $1.8 billion for future share repurchases.

[3]	Includes dividends of $1.15 per share declared during the first quarter of 2013.

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Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	March 31, 2013	Dec. 31, 2012
Aeronautics	$28,000	$30,100
Information Systems & Global Solutions	7,800	8,700
Missiles and Fire Control	13,400	14,700
Mission Systems and Training	10,800	10,700
Space Systems	17,900	18,100
Total backlog	$77,900	$82,300

	Quarters Ended
Aircraft Deliveries	March 31, 2013	March 25, 2012
F-16	3	13
F-22	-	4
F-35	-	2
C-130J	6	10
C-5M	-	1

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